Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement dated and made effective as of the first day of April, 2004.

BETWEEN:

CANADA SOUTHERN PETROLEUM LTD., a company incorporated pursuant to the laws of the Province of Nova Scotia and having offices in Calgary, Alberta (the “Corporation”)

- and -

JOHN W.A. McDONALD, a professional engineer residing in Calgary, Alberta (the “Executive”)

WHEREAS the Corporation wishes to retain the services of the Executive, in the capacity of President and Chief Executive Officer of the Corporation, to assist in the furtherance of its Business;

AND WHEREAS the Corporation and the Executive have agreed that their relationship will be governed by the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the provision of services by the Executive to the Corporation, and the employment of the Executive by the Corporation, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1

In this Agreement, including the recitals hereto, the following terms shall have the following meanings:

(a)

“Act” means the Alberta Business Corporations Act, as amended;

(b)

“Affiliated” has the meaning set out in the Act, and an “Affiliate” means one of two or more Affiliated bodies corporate;

(c)

“Agreement” means this Executive Employment Agreement, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(d)

“Base Salary” means the amount paid to the Executive annually by the Corporation pursuant to Section 5.1;

(e)

“Benefits” means those amounts or entitlements provided, or paid for, by the Corporation in respect of the Executive pursuant to Article VI;

(f)

“Board of Directors” means the board of directors of the Corporation;

(g)

“Business” means the business of the Corporation;

(h)

“Cause” means any reason which would entitle the Corporation to terminate the Executive’s employment without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:

(i)

fraud, misappropriation of the Corporation’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Executive;

(ii)

the willful allowance by the Executive of his duty to the Corporation and his personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii)

the breach by the Executive of any of his covenants or obligations under this Agreement, including any non-competition, non-solicitation or confidentiality covenants with the Corporation;

(i)

“Change of Control” means the occurrence of any of the following:

(i)

the purchase or acquisition by whatever means of any Shares by a Holder which results in the Holder beneficially owning, or exercising control or direction over Shares such that, assuming the conversion of Shares beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own or exercise control or direction over Shares (together with such Holder’s then owned Shares, if any) carrying the right to cast more than 51% of the votes attaching to all Shares;

(ii)

the amalgamation, consolidation or merger of the Corporation with any other corporation pursuant to which the shareholders of the Corporation immediately prior to such transaction do not own shares of the successor or continuing corporation which would entitle them to cast a majority of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation;

(iii)

the sale, lease or transfer by the Corporation of all or substantially all of the assets of the Corporation to any Person other than a Related Corporation;

(iv)

approval by the shareholders of the Corporation of the liquidation, dissolution or winding-up of the Corporation; or

(v)

a situation in which the majority of the Board of Directors, following a meeting of the shareholders of the Corporation involving a contest for, or an item of business relating to, the election of directors, are not management nominees to the Board of Directors.

(j)

“Corporate Property” includes any and all proprietary technology, financial, operating and training information, all works of expression and any copyrights in such works, current or potential business contacts and contract development information, patentable inventions, discoveries or trade secrets, and any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporations;

(k)

“Confidential Information means any information of a confidential nature which relates to the Business of the Corporation or any Related Corporation, including trade secrets, technical information, patents, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, strategic studies, engineering information, client and supplier lists, shareholder data and personnel information.  Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i)

was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation;

(ii)

is or becomes public knowledge through no fault of the Executive;

(iii)

is independently developed by the Executive outside the scope of his employment duties to the Corporation;

(iv)

is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(v)

is or becomes lawfully available to the Executive from a source other than the Corporation.

(l)

“Effective Date” means the date as set forth on page one of this Agreement;

(m)

“Excluded Reason” means the termination of the Executive’s employment by the Corporation for Cause pursuant to Section 9.2, by the Executive pursuant to Section 10.1, or termination upon Death or Permanent Disability pursuant to Article XI;

(n)

“Holder” means any Person or group of Persons acting jointly or in concert, or associated or Affiliated with any such Person, group of Persons or any of such Persons acting jointly or in concert;

(o)

“Monthly Base Salary” means the annual Base Salary paid to the Executive, divided by 12;

(p)

“Notice” means any Notice given by one Party to the other Party in accordance with Article XV;

(q)

“Party” means one or other of the Executive and the Corporation, and “Parties” means both the Executive and the Corporation;

(r)

“Permanent Disability” means a mental or physical disability whereby the Executive:

(i)

is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Corporation for a cumulative period of 9 months out of 12 consecutive calendar months; or

(ii)

is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs;

(s)

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative, and “Persons” means a group of more than one Person;

(t)

“Related Corporation” means any subsidiary corporation or partnership, division, Affiliate, predecessor or successor of the Corporation;

(u)

“Remuneration” means the Base Salary and other amounts the Executive is entitled to receive pursuant to Article V;

(v)

“Severance Period” shall be 12 months plus 2 additional months notice or pay in lieu of notice for each additional complete year of service after the first complete year of service, to a maximum of 24 months notice of pay in lieu of notice;

(w)

“Shares” means before the voting shares of the Corporation;

(x)

“Term” means the period during which this Agreement remains in force pursuant to Article III; and

(y)

“Termination Date” means the last day actively worked by the Executive for the Corporation.

1.2

The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3

All words in this Agreement importing the singular number include the plural, and vice versa.  All words importing gender include the masculine, feminine and neuter genders.

1.4

All monetary amounts are in Canadian dollars.

1.5

The word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.6

A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7

A reference to an entity includes any successor to that entity.

1.8

A reference to “approval”, “authorization” or “consent’ means written approval, authorization or consent.

1.9

A reference to an Article is to an Article of this Agreement and the reference to a Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated.

ARTICLE II
EMPLOYMENT OF EXECUTIVE

2.1

The Corporation agrees to employ the Executive as the President and Chief Executive Officer, and the Executive agrees to accept such employment, all in accordance with the terms and conditions of this Agreement.

2.2

The Parties agree that the relationship between the Corporation and the Executive is that of employer and employee.

ARTICLE III
TERM OF AGREEMENT

3.1

The Term and the Executive’s employment with the Corporation shall be for a three year period from the Effective Date, unless earlier terminated by the Corporation or the Executive pursuant to the terms and conditions of this Agreement.

3.2

This Agreement may only be extended beyond the Term, by mutual agreement between the Executive and the Corporation, expressed in writing.

ARTICLE IV
DUTIES OF EXECUTIVE

4.1

The Executive shall, during the Term:

(a)

perform the duties and responsibilities of the President and Chief Executive Officer of the Corporation, including all those duties and responsibilities customarily performed by a person holding the same or an equivalent position in corporations of a similar size to the Corporation in a similar Business to that of the Corporation in Canada, as well as such other related duties and responsibilities as may be assigned to the Executive by the Board of Directors from time to time;

(b)

accept such other office or offices which be may be elected or appointed by the Board of Directors in addition to that of President and Chief Executive Officer; and

(c)

devote the whole of his working time, attention, efforts and skill to the performance of his employment duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times.  In particular, and without limiting the generality of the foregoing, the Executive shall not engage in any personal activities or any employment consulting work, trade or other business activity on his own account or on behalf of any other Person which may compete, conflict or interfere with the performance of the Executive’s duties hereunder in any way, provided that, Executive shall be entitled to provide temporary assistance to former employer in resolving the Bantry and Cedar Energy matters.  Executive shall receive no compensation from former employer in return for providing such temporary assistance, and such assistance shall be rendered to former employer such that Executive’s involvement with former employer is minimized and – to the maximum extent possible – such assistance shall be provided outside of normal business hours.

(d)

It shall not be a violation of this paragraph 4.1(c) for the Executive to engage in any activities, voluntary or not, which do not interfere with the Executive’s duties under this Agreement,

ARTICLE V
REMUNERATION

5.1

During the term of this Agreement, the Corporation shall pay to the Executive a salary of $210,000.00 per annum (the “Base Salary”), less required statutory deductions, payable in equal semi-monthly installments in such a manner as the parties may mutually agree.  The Executive’s Base Salary will be reviewed annually by the Board of Directors, and may be increased at the sole discretion of the Board of Directors, based upon such factors as the Board of Directors in its sole discretion determines are relevant, which factors may include the performance of the Corporation and the executive compensation arrangements of other corporations of a similar size engaged in a similar Business to that of the Corporation.

5.2

The Corporation may also grant the Executive annual or incentive bonuses in an amount of up to 40 per cent of annual base salary, for fully satisfactory performance, or in amounts and on such terms and conditions as the Board of Directors in its sole discretion may determine from time to time, based upon such factors as the Board of Directors in its sole discretion determines are relevant, which factors may include the Executive’s performance under the terms of this Agreement and the performance of the Corporation, provided that, in the event of a partial year of service, payment of any Executive bonus under this provision will be pro rated according to the following formula: (number of months employed) x (12).

5.3

The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in the performance of his employment duties under this Agreement, including all reasonable travel and promotional expenses payable or incurred by the Executive in connection with the performance of his employment duties.  All payments or reimbursements of expenses shall be subject to the submission by the Executive of appropriate vouchers, bills and receipts to the Chairman of the Audit Committee of the Board of Directors.

5.4

Upon termination of this Agreement for any reason, the Executive shall only be entitled to receive any Remuneration earned up to the Termination Date, in addition to any other severance or termination payments which are payable under the terms of this Agreement.

ARTICLE VI
BENEFITS

6.1

The Executive shall be entitled to receive the following Benefits while employed by the Corporation:

(a)

paid parking, (however, the Employee acknowledges that such costs will be a taxable benefit);

(b)

an employee benefit package including medical, dental and other health care group benefits, as well as life and term disability insurance, subject to the terms of the policies provided by the relevant insurer as may be changed from time to time, in the sole discretion of the Corporation or insurer.

ARTICLE VII
STOCK OPTION

7.1

The Executive is entitled to participate in its Stock Option Plan, as may be amended by the Corporation from time to time.  Upon commencing employment with the Corporation, Executive shall be awarded options to buy 100,000 shares of the Limited Voting Stock of the Corporation, under terms and conditions to be established by the Board of Directors.

ARTICLE VIII
VACATION

8.1

The Executive shall be entitled to an annual vacation of 4 weeks.  Vacation may be taken in such a manner and at such times as the Executive and the Corporation mutually agree, subject to the business priorities of the Corporation.

ARTICLE IX
TERMINATION BY CORPORATION

9.1

The Corporation shall be entitled to terminate this Agreement and the Executive’s employment with the Corporation at any time, for any reason, upon Notice to the Executive, in which case:

(a)

subject to Sections 9.2 and 10.3, the Corporation shall pay the Executive the following amounts in full and final settlement of any claims by the Executive against the Corporation or any Related Corporation, arising out of, or in any way connected to, the Executive’s employment with the Corporation or any Related Corporation, or the termination of such employment, whether at common law or under the provision of any statute or regulation, or pursuant to any agreement between the Parties:

(i)

Base Salary for the Severance Period; plus

(ii)

a lump sum equal to the cost to the Corporation to provide the Benefits referred to in Article VI hereof during the Severance Period, with the exception of any registered pension plans of the Corporation or any Related Corporation, or any supplementary pension benefits that the Executive may be entitled to, or any benefit or entitlement the Executive may have or have had under any registered pension plan or supplementary pension benefits;

(b)

the Executive’s right to receive the payment under this Section 9.1 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Executive;

(c)

the obligation of the Corporation to make payments under this Section 9.1 shall be subject to any and all withholdings and deductions required to be made by the Corporation by law;

(d)

payment under this Section 9.1 shall be subject to the prior execution by the Executive of a Settlement Agreement and Release, on terms acceptable to the Corporation acting reasonably; and

(e)

the Executive hereby grants the Corporation the right to set-off against any payments to the Executive under this Section 9.1 any amount which the Executive owes to the Corporation, whether immediately due and owing or not.

9.2

The Corporation shall be entitled to terminate this Agreement and the Executive’s employment with the Corporation at any time, without notice or payment in lieu of notice, for Cause.

ARTICLE X
TERMINATION BY EXECUTIVE

10.1

The Executive may terminate this Agreement and his employment with the Corporation by providing 90 days’ prior Notice to the Corporation.  Upon receipt of such Notice of termination by the Executive, the Corporation shall only be required to pay the Executive any Remuneration, and provide the Executive with any Benefits, earned up to the Termination Date, and may either require the Executive to continue to perform his duties until the Termination Date, or dismiss the Executive at any time after receipt of the Notice, without additional compensation or obligation to the Executive.

10.2

Subject to the conditions set out in Section 10.4, the Executive may terminate his employment with the Corporation within 90 days following the occurrence of a Change of Control of the Corporation and receive the payment set out in section 10.3.

10.3

In the event that the Executive’s employment with the Corporation is terminated in strict accordance with Section 10.2, the Corporation shall pay the Executive the following amounts in full and final settlement of any claims by the Executive against the Corporation or any Related Corporation, arising out of or in any way connected to the Executive’s employment with the Corporation or any Related Corporation, or the termination of such employment, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the Parties:

(a)

Base Salary for the Severance Period; plus

(b)

a lump sum equal to the cost to the Corporation to provide the Benefits referred to in Article VI hereof during the Severance Period, with the exception of any registered pension plans of the Corporation or any Related Corporation, or any supplementary pension benefits that the Executive may be entitled to, or any benefit or entitlement the Executive may have or have had under any registered pension plan or supplementary pension benefits.

10.4

Payment under Section 10.3 shall be subject to the following conditions:

(a)

the prior execution by the Executive of a Settlement Agreement and Release on terms acceptable to the Corporation;

(b)

the Executive’s full co-operation and assistance, in connection with any Change of Control, to transfer the Executive’s duties and responsibilities to a replacement at the request of the Corporation and for a period requested by the Corporation not to exceed 60 days, and the tendering by the Executive of his resignation from any position he may hold as an officer or a director of the Corporation and any Related Corporations or by virtue of these offices, at such time as the Corporation may request;

(c)

the obligation of the Corporation to make payments under Section 10.3 shall be subject to any and all withholdings and deductions required to be made by the Corporation by law;

(d)

the Executive hereby grants the Corporation the right to set-off against any payments to the Executive under Section 10.3 any amount which the Executive owes to the Corporation, whether immediately due and owing or not;

(e)

the Executive’s right to receive the payment under Section 10.3 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Executive; and

(f)

payment under Section 10.3 shall be in place of, and not in addition to, any other statutory and common law severance or termination payment in lieu of reasonable notice which may be made to the Executive pursuant to any other term or provision of this Agreement.

10.5

In the event that the Executive terminates his employment with the Corporation in any manner other than in strict accordance with the requirements set out in Section 10.2, the Corporation shall have no obligation to pay the Executive any of the amounts or grant the Executive any of the rights set out in Sections 9.1 or 10.3.

ARTICLE XI
TERMINATION UPON DEATH OR PERMANENT DISABILITY

11.1

This Agreement shall automatically terminate upon the death of the Executive.

11.2

In the event that the Executive shall suffer a Permanent Disability, the Corporation may terminate this Agreement and the Executive’s employment by providing 60 days prior Notice to the Executive.  Upon termination of the Executive’s employment pursuant to this Section 11.2, the Corporation shall have no further obligation or liability to the Executive, with the exception that the Executive shall continue to be entitled to such insurance benefits as he is qualified to receive pursuant to any long term disability plan and to any benefit or entitlement under any pension plan of the Corporation or any executive superannuation undertakings in which the Executive participates and is qualified to receive.

11.3

The Executive and the Corporation agree that a termination of the Executive’s employment pursuant to Section 11.2 is in respect of a situation consisting of:

(a)

a frustration of the Agreement at law;

(b)

a breach by the Executive of a bona fide occupational requirement owed to the Corporation; and

(c)

accommodation of the Executive by the Corporation to the point of undue hardship for the Corporation.

ARTICLE XII
PROPERTY RIGHTS

12.1

Although the Executive is not expected to be in a technical development role, for clarity, the Executive acknowledges and confirms that the Corporation shall be entitled to own and control all proprietary technology, and financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, that are developed, created, or conceived by the Executive during the course of this Agreement (collectively referred to as “Contract Developments”), to the extent that such Contract Developments relate to the Corporation’s current or potential Business or if such Contract Developments were in any part undertaken in connection with this Agreement or with Corporation supplied software or equipment or on the premises of the Corporation or its customers or contractors.  Accordingly, the Executive hereby agrees to disclose, deliver, and assign all such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright, and further agrees to execute all documents, patent applications, and arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Corporation the full benefit of them.

12.2

The Executive agrees that all copyrightable materials generated or developed under this Agreement, including computer programs and documentation, shall be considered works made for hire under the copyright laws of Canada and the United States and shall, upon creation, be owned exclusively by the Corporation.  To the extent that any such materials, under applicable law, may not be considered works made for hire, the Executive hereby assigns to the Corporation the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Corporation shall be entitled to register and hold in its own name all copyrights in respect of such materials.

ARTICLE XIII
CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

13.1

The Executive acknowledges and agrees that in performing the duties and responsibilities of his employment pursuant to this Agreement, he will occupy a position of high fiduciary trust and confidence with the Corporation, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the Business carried on by the Corporation and its Related Corporations, and the manner in which such Business is conducted.  It is the express intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the Business interests of the Corporation and its Related Corporations, and not in any manner detrimental to them.  The Executive therefore agrees that, so long as he is employed by the Corporation pursuant to this Agreement, he shall not engage in any practice or business that competes directly with the Business of the Corporation or its Related Corporations.  The Executive further agrees that his fiduciary duties shall survive the termination of his employment for any reason.

13.2

The Executive further acknowledges and agrees that in performing the duties and responsibilities of his employment pursuant to this Agreement, he will become knowledgeable with respect to a wide variety of Confidential Information which is the exclusive property of the Company, the disclosure of which would cause irreparable harm to the Corporation.  The Executive therefore agrees that during the Term and following the termination of the Executive’s employment for any reason, he shall treat confidentially all Confidential Information belonging to the Corporation, and shall not disclose the Confidential Information to any unauthorized persons, except with the express consent of the Board of Directors, or otherwise as required by law.

13.3

In the event that this Agreement is terminated in accordance with Sections 9.1 or 10.2, the Executive acknowledges and agrees that during the Term and for a period following the Term equal to the Severance Period, he shall not for any reason, either directly or indirectly through any Person, agent, employee, Affiliate or representative:

(a)

solicit, entice or encourage, or attempt to solicit, entice or encourage, any employee, customer or exclusive supplier of the Corporation as at the Termination Date to become an employee, customer or exclusive supplier of any Person or enterprise that competes with the Business of the Corporation or a Related Corporation in the Western Canadian Sedimentary Basin, or any other exploration area in which the Corporation may conduct business.

(b)

purchase, offer or agree to purchase, directly or indirectly, more than 5% of the outstanding securities of the Corporation or a Related Corporation or any material assets of the Corporation or a Related Corporation;

(c)

make, or in any way participate in, either directly or indirectly, any non-management solicitation of any proxy to vote or any consent with respect to any Shares;

(d)

directly or indirectly make any public announcement with respect to any transaction involving the Corporation or any Related Corporation, or any securities or assets thereof;

(e)

form, join or in any way participate in a group in connection with any of the foregoing;

(f)

otherwise act, alone or in concert with others, to seek to control or influence the management or the Board of Directors or policies of the Corporation; or

(g)

engage in any business that competes directly with the Business of the Corporation or any Related Corporation during the Term and for a period following the Term equal to the Severance Period.  As used herein, the phrase “engaged in business” shall mean to act as an employee, agent, officer, director or consultant of a business or to be a sole proprietor, partner, joint venturer, unitholder, or owner of any other form of interest, of or in a business, but shall not include owning less than 1% of a public company which competes with the Corporation’s Business.

13.4

The Executive further acknowledges and agrees that pursuant to the terms of this Agreement, that to the extent he acquires Corporate Property of the Corporation, it shall remain the exclusive property of the Corporation.  Upon termination of the Executive’s employment and this Agreement for any reason, the Executive shall return to the Corporation all Corporate Property, together with any copies or reproductions thereof; which may have come into the Executive’s possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on his personal computer which may contain any Confidential Information belonging to the Corporation.

13.5

The Executive acknowledges and agrees that the Corporation will suffer irreparable harm in the event that the Executive breaches any of the obligations under this Article XIII, and that monetary damages would be impossible to quantify and inadequate to compensate the Corporation for such a breach.  Accordingly, the Executive agrees that in the event of a breach, or a threatened breach, by the Executive of any of the provisions of this Article XIII, the Corporation shall be entitled to obtain, in addition to any other rights, remedies or damages available to the Corporation at law or in equity, an interim and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by the Executive, or by any or all of the Executive’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of; or with, the Executive, and that the Corporation shall be entitled to all of its costs and expenses incurred in obtaining such relief including reasonable solicitor and client legal costs and disbursements.

13.6

The Executive hereby agrees that all restrictions contained in this Article XIII are reasonable, valid and necessary protections of the Corporation’s proprietary business interests and hereby waives any and all defences to the strict enforcement thereof by the Corporation.  If any covenant or provision of this Article XIII is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.  The provisions of this Article XIII shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XIV
INDEMNIFICATION AND INSURANCE

14.1

Subject to the requirements of the Act, the Corporation shall indemnify and save harmless the Executive from and against any personal liability which he incurs as a direct result of performing his employment duties on behalf of the Corporation, with the exception of the following:

(a)

any liability arising from the Executive’s gross negligence or fraud or other acts of willful misfeasance; and

(b)

any liability which the Corporation is prohibited by law from assuming.

14.2

The Corporation agrees to maintain directors and officers liability insurance for the benefit of the Executive while the Executive remains an officer of the Corporation and shall, at the Executive’s option or direction, provide such insurance for the Executive on a run-off basis upon termination of the Executive’s employment with the Corporation pursuant to Section 9.1 and Articles X and XI only, for a period of three (3) years from the Termination Date, on commercially reasonable terms.

14.3

The provisions of this Article XIV shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XV
NOTICES

15.1

Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation:

Canada Southern Petroleum Ltd.

#250, 706 – 7th Avenue S.W.

Calgary, AB  T2P 0Z1

Attention:

Chair of the Board

Or at its registered office as may be shown from time to time on the records of the Registrar of Companies for the Province of Nova Scotia.

To the Executive:

c/o Canada Southern Petroleum Ltd.

#250, 706 – 7th Avenue S.W.

Calgary, AB  T2P 0Z1

Attention:

J. W.A. McDonald

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.

15.2

Either Party may change its address for Notice in the aforesaid manner.

ARTICLE XVI
PRIVACY

16.1

The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain personal information of the employees, consultants or customers of the Corporation obtained in the course of the Executive’s employment with the Corporation.  The Executive shall at all times comply, and shall assist the Corporation to comply, with all applicable privacy laws, including without limitation, the Personal Information Protection Act (Alberta) and the Personal Information Protection and Electronic Documents Act (Canada).

16.2

The Executive acknowledges and agrees that the disclosure of the Executive’s personal information may be required as part of a potential business or commercial transaction or as part of the Corporation’s management of the employment relationship, and the Executive hereby grants consent as may be required by applicable privacy laws to the disclosure of personal information for the purposes of any potential business or commercial transaction and the ongoing management of the employment relationship by the Corporation.

ARTICLE XVII
GENERAL

17.1

Time shall be of the essence in this Agreement.

17.2

This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta, and the Parties hereby attorn to the non-exclusive jurisdiction of Alberta Courts.  Should provisions in this Agreement fail to comply with the applicable legislation, the Agreement shall be interpreted in accordance with those statutory requirements.

17.3

This Agreement and any other agreements expressly incorporated by reference herein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supercede and replace any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this Agreement.  The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement.  In the event of a conflict between this Agreement and any other agreement expressly incorporated by reference herein, the terms of this Agreement shall prevail.

17.4

This Agreement may not be amended or modified in any way except by written instrument signed by the Parties hereto.

17.5

This Agreement shall enure to the benefit of and be binding upon the Parties hereto, together with their personal representatives, successors and permitted assigns.

17.6

This Agreement is a personal services agreement and may not be assigned by either Party without the prior consent of the other Party.

17.7

The waiver by either Party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that Party of any other breach of the same or any other provision of this Agreement.

17.8

The Parties agree to execute and deliver such further and other documents, and perform or cause to be performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

17.9

The Executive agrees that following the termination of the Executive’s employment with the Corporation for any reason, the Executive shall tender his resignation from any position he may hold as an officer or director of the Corporation or any Related Corporation, or by virtue of those offices.

17.10

Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

ARTICLE I

EXECUTION IN COUNTERPART

18.1

This Agreement may be executed by the Parties in counterpart.

IN WITNESS WHEREOF the Parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

CANADA SOUTHERN PETROLEUM LTD. Per: /s/ Richard C. McGinity Chairman of the Board of Directors
by /s/ Wilson Kwan Witness	by /s/ John W. A. McDonald JOHN W.A. McDONALD